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                                                                    EXHIBIT 99.1

NABORS PRIVATE PLACEMENT OF 20-YR. ZERO CONVERT TO YIELD 2.5% AND 43% PREMIUM

HOUSTON TEXAS, JUNE 15, 2000, Nabors Industries Inc. today announced that they have agreed on the terms of a private placement of 20-year Zero Coupon Senior Convertible Debentures. The issue price was $608.41 for each $ 1,000.00 in face value, which will provide gross proceeds to Nabors of approximately $502 million and potentially up to another $76 million if the over-allotment is exercised. The issue price represents a yield-to-maturity of 2.5%. The conversion provision is at a fixed ratio of 10.738 shares per $1,000.00 face value, which equates to an initial conversion price of $56.66 per common share of Nabors, which will appreciate at the rate of accrual of the original issue discount. This represents a conversion premium of 43% to yesterday's $39.625 effective closing price of Nabors' common stock. The debentures can be put to the company on the third, eighth and thirteenth anniversaries of the issue date at the issue price plus the accrued original issue discount and can be paid in cash or stock at Nabors' option. The bonds are callable by Nabors any time after the third anniversary of the issue at the issue price plus accrued original issue discount. This transaction is expected to close on June 20, 2000 subject to satisfaction of customary closing conditions.

Eugene M. Isenberg Nabors' Chairman and Chief Executive Officer commented on the issuance of the notes. "We decided to capitalize on the strong demand in the convertibles market which provides an opportunity to leverage our financial position with relatively inexpensive capital at attractive terms while maintaining conservative financial ratios and a negative cost of carry. We have found it advantageous to borrow when debt market conditions are favorable in anticipation of future opportunities, even though we have no pressing need for the funds."

These securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Statements in this release that contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 include, but are not limited to, statements regarding the timing of and conditions to closing and the amount and use of proceeds. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements.


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Nabors' stock is listed on the American Stock Exchange (NBR). For further information, please contact Dennis A. Smith at Nabors at (281) 874-0035. To request Investor Materials, call (281) 775-8000 - extension 6363.